EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statements (No. 33-41853, No. 33-31840, No. 2-79617, No. 2-63245, No. 33-48579, No. 33-
48462, No. 2-72362, No. 33-72559 and No. 33-72560) on Form S-8 and (No.  2-
93525) on Form S-3 of Safeguard Scientifics, Inc. of our report dated December 2, 1994, with respect to the balance sheet of MAXIMIS (formerly a business unit of Texas Instruments, Inc.) at December 31, 1993 and 1992 and September 30, 1994, and the related statements of operations and cash flows for each of the three years in the period ended December 31, 1993 and the nine months ended September 30, 1994, included in this Form 8-K/A.


                                                Ernst & Young LLP

Dallas, Texas
December 13, 1994